Execution Copy
Exhibit 2.1
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
WILLIAMS ENERGY, L.L.C.,
WILLIAMS ENERGY SERVICES, LLC
AND
WILLIAMS PARTNERS OPERATING LLC
June 20, 2007

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Definitions	1
1.2 Construction	7

ARTICLE 2 SALE AND PURCHASE; CLOSING	7
2.1 Sale and Purchase	7
2.2 Consideration	7
2.3 Closing and Closing Deliveries	7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES	8
3.1 Organization	8
3.2 Authority and Approval	9
3.3 No Conflict; Consents	9
3.4 Capitalization; Title	11
3.5 Financial Statements; Internal Controls; Undisclosed Liabilities	11
3.6 Title to Assets	12
3.7 Litigation; Laws and Regulations	12
3.8 No Adverse Changes	12
3.9 Taxes	13
3.10 Environmental Matters	13
3.11 Condition of Assets	14
3.12 Licenses; Permits	14
3.13 Contracts	14
3.14 Employees and Employee Benefits	15
3.15 Transactions with Affiliates	17
3.16 Insurance	17
3.17 Investment Company	17
3.18 Brokerage Arrangements	17
3.19 Liabilities Associated with Natural Gas Contracts	18
3.20 Waivers and Disclaimers	18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER	19
4.1 Organization and Existence	19
4.2 Authority and Approval	19
4.3 No Conflict; Consents	19
4.4 Brokerage Arrangements	20
4.5 Litigation	20

ARTICLE 5 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS	21
5.1 Operation of Discovery and DGT	21
5.2 Access to Books and Records	23
5.3 Cooperation; Further Assurances	23
5.4 Certain Distributions by Discovery After the Effective Time	24

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5.5 Reimbursement for Certain Expenditures Related to the Tahiti Expansion Project	24

ARTICLE 6 CONDITIONS TO CLOSING	24
6.1 Conditions to the Obligation of the Buyer	24
6.2 Conditions to the Obligation of the Seller Parties	25

ARTICLE 7 TAX MATTERS	26
7.1 Liability for Taxes	26
7.2 Tax Returns	28
7.3 Tax Treatment of Indemnity Payments	28
7.4 Transfer Taxes	28
7.5 Survival	29
7.6 Conflict	29

ARTICLE 8 TERMINATION	29
8.1 Events of Termination	29
8.2 Effect of Termination	30

ARTICLE 9 INDEMNIFICATION UPON CLOSING	30
9.1 Indemnification of the Buyer	30
9.2 Indemnification of the Seller Parties	30
9.3 Tax Indemnification	31
9.4 Survival	31
9.5 Demands	31
9.6 Right to Contest and Defend	32
9.7 Cooperation	33
9.8 Right to Participate	33
9.9 Payment of Damages	33
9.10 Limitations on Indemnification	33
9.11 Sole Remedy	34
9.12 No Indemnification by or of Discovery or DGT	34

ARTICLE 10 MISCELLANEOUS	34
10.1 Expenses	34
10.2 Notices	35
10.3 Governing Law	36
10.4 Public Statements	36
10.5 Entire Agreement; Amendments and Waivers	36
10.6 Conflicting Provisions	36
10.7 Binding Effect and Assignment	37
10.8 Severability	37
10.9 Interpretation	37
10.10 Headings and Disclosure Schedules	37
10.11 Multiple Counterparts	37
10.12 Action by Buyer	38

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (the “Agreement”) is made and entered into as of June 20, 2007, by and among Williams Energy, L.L.C., a Delaware limited liability company (“Williams Energy”), Williams Energy Services, LLC, a Delaware limited liability company (“WES,” and with Williams Energy, the “Seller Parties”), and Williams Partners Operating LLC, a Delaware limited liability company (the “Buyer”).
W I T N E S S E T H:
WHEREAS, Williams Energy owns a 20.0% limited liability company membership interest (the “Subject Interest”) in Discovery Producer Services LLC, a Delaware limited liability company (“Discovery”);
WHEREAS, the Operating Company and DCP Midstream LLC, a Delaware limited liability company (“DCP”), each own a 40.0% limited liability company membership interest in Discovery, and Discovery owns a 100.0% limited liability company interest in Discovery Gas Transmission LLC, a Delaware limited liability company (“DGT”);
WHEREAS, Williams Energy desires to transfer and convey the Subject Interest to the Buyer pursuant to the terms of this Agreement, and the Buyer desires to acquire all of such interest in accordance with the terms hereof;
WHEREAS, following the completion of the purchase and sale of the Subject Interest to the Buyer pursuant to the terms of this Agreement, the Buyer will hold a 60.0% limited liability company membership interest in Discovery.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1	Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person.

“Agreement” has the meaning ascribed to such term in the preamble.

“Ancillary Documents” means the Seller Ancillary Documents and the Buyer Ancillary Documents.

“Applicable Law” has the meaning ascribed to such term in Section 3.3.

“Associated Employees” has the meaning ascribed to such term in Section 3.14.

“Buyer” has the meaning ascribed to such term in the preamble.

“Buyer Ancillary Documents” means each agreement, document or certificate to be delivered by the Buyer at Closing pursuant to Section 2.3(c).

“Buyer Material Adverse Effect” means a material adverse effect on or change in the ability of the Buyer to perform its obligations under this Agreement or the Buyer Ancillary Documents or to consummate the transactions contemplated by this Agreement or the Buyer Ancillary Documents.

“Buyer Indemnified Parties” shall have the meaning ascribed to such term in Section 9.1.

“Buyer Closing Certificate” shall have the meaning ascribed to such term in Section 6.2.

“Ceiling Amount” shall have the meaning ascribed to such term in Section 9.10.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

“Conflicts Committee” means the conflicts committee of the board of directors of the General Partner.

“Consideration” shall have the meaning ascribed to such term in Section 2.2.

“control,” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

“Closing” shall have the meaning ascribed to such term in Section 2.1.

“Closing Date” shall have the meaning ascribed to such term in Section 2.3.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“DCP” has the meaning ascribed to such term in the recitals.

“Deductible Amount” shall have the meaning ascribed to such term in Section 9.10.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“DGT” shall have the meaning ascribed to such term in the recitals.

“DGT LLC Agreement” means the Fourth Amended and Restated Limited Liability Agreement for DGT, dated February 17, 2006.

“Discovery Material Adverse Effect” means a material adverse effect on or change in (i) the business, assets, liabilities, properties, financial condition or results of operations of Discovery or its assets, other than any effect or change (x) in the natural gas gathering and processing industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable law) or (y) in United States or global economic conditions or financial markets in general, provided that in the case of clauses (x) and (y) the impact on Discovery is not materially disproportionate to the impact on similarly situated parties in the natural gas gathering and processing industry, or (ii) the ability of the Seller Parties to perform their obligations under the Agreement or the Seller Ancillary Documents or to consummate the transactions contemplated by this Agreement or the Seller Ancillary Documents.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Effective Date” means the date of the Effective Time.

“Effective Time” shall have the meaning ascribed to such term in Section 2.3.

“Environmental Laws” means, without limitation, the following laws, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to the environment.

“ERISA” has the meaning ascribed to such term in Section 3.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement for Discovery, dated June 13, 2005, among Duke Energy Field

Services, L.P., Williams Energy and the Operating Company, as amended by Amendment No. 1 thereto, dated December 21, 2005.

“Financial Statements” has the meaning ascribed to such term in Section 3.5.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Authority” means any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“HSR Act” shall have the meaning ascribed to such term in Section 3.3(b).

“Indemnity Claim” shall have the meaning ascribed to such term in Section 9.5.

“Knowledge,” as used in this Agreement with respect to a Party, means the actual knowledge of that Party’s designated personnel after reasonable inquiry. The designated personnel for the Seller Parties are Alan Armstrong, Don Chappel, Rory Miller and Robert Cronk. The designated personnel for the Buyer are Alan Armstrong, Mary Jane Bittick and Craig Rainey.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Material Contract” has the meaning ascribed to such term in Section 3.13.

“Notice” shall have the meaning ascribed to such term in Section 10.2.

“Omnibus Agreement” means that certain Omnibus Agreement, dated August 23, 2005, among Williams Energy Services LLC, Williams Energy L.L.C., Williams Discovery Pipeline LLC, Williams Partners Holding LLC, Williams Partners GP LLC, the Partnership, the Buyer and (for purposes of Articles V and VI only) The Williams Companies, Inc.

“Operating Company” has the meaning ascribed to such term in the preamble.

“Ownership Percentage” means with respect to the (i) Buyer, 40.0%, and (ii) Williams Energy, 20.0%.

“Parties” means the Buyer and each of the Seller Parties.

“Partnership” means Williams Partners L.P., a Delaware limited partnership and the sole member of the Buyer.

“Permitted Liens” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of Discovery’s assets subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of Discovery’s assets, taken as a whole, (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) liens supporting surety bonds, performance bonds and similar obligations issued in connection with Discovery’s business.

“Permits” shall have the meaning ascribed to such term in Section 3.12.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.

“Plans” has the meaning ascribed to such term in Section 3.14.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning ascribed to such term in Section 4.8(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Aggregated Group” has the meaning ascribed to such term in Section 3.14.

“Seller Ancillary Documents” means each agreement, document or certificate to be delivered by the Seller Parties at Closing pursuant to Section 2.3(b).

“Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2.

“Seller Parties” has the meaning ascribed to such term in the preamble.

“Seller Parties’ Closing Certificate” shall have the meaning ascribed to such term in Section 6.1.

“Subject Interest” has the meaning ascribed to such term in the recitals.

“Tahiti Coordination and Construction Contract” means the Coordination and Construction Contract, dated July 21, 2005, by and among Discovery Producer Services, LLC, Shell Gulf of Mexico Inc., Chevron U.S.A. Inc. and Statoil Gulf of Mexico LLC.

“Tahiti Escrow Account” means the escrow account established by Discovery pursuant to Article XV of the Coordination and Construction Agreement, dated July 21, 2005, by and among Discovery, Shell Gulf of Mexico Inc., Chevron U.S.A. Inc. and Statoil Gulf of Mexico LLC to fund the pro rata portion of $61,000,000, less any Final Tahiti Export Pipeline Costs paid to the date of deposit, as that term is defined in the Tahiti Coordination and Construction Agreement, attributable to Williams Energy and the Partnership.

“Tahiti Expansion Project” means the “Tahiti Lateral,” as such term is defined in the Tahiti Coordination and Construction Agreement, dated July 21, 2005, by and among Discovery Producer Services, LLC, Shell Gulf of Mexico Inc., Chevron U.S.A. Inc. and Statoil Gulf of Mexico LLC.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Items” shall have the meaning ascribed to such term in Section 7.2.

“Tax Losses” shall have the meaning ascribed to such term in Section 7.1.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transfer Taxes” shall have the meaning ascribed to such term in Section 7.4.

“WES” has the meaning ascribed to such term in the preamble.

“Williams” means The Williams Companies, Inc., a Delaware corporation.

“Williams Energy” has the meaning ascribed to such term in the preamble.

“Williams Tax Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated federal income Tax Return and as to which Williams is the common parent.

1.2	Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE 2
SALE AND PURCHASE; CLOSING
2.1	Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Williams Energy shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and accept from Williams Energy, the Subject Interest.

2.2	Consideration.

The aggregate amount of the consideration shall be $78,000,000.00 (the “Consideration”). The Consideration shall be paid by the Buyer at the Closing in cash by wire or interbank transfer of immediately available funds to the account(s) specified by the Seller Parties in writing at least two business days prior to the Closing.

2.3	Closing and Closing Deliveries.
(a)	The closing (the “Closing”) of the sale and purchase of the Subject Interest pursuant to this Agreement will be held at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 on or before the third business day following satisfaction or waiver of the conditions to Closing set forth in Article 6, commencing at 9:00 a.m., Houston, Texas time, or such other place, date and time as may be mutually agreed upon by the Parties. The “Closing Date,” as referred to herein, shall mean the date of the Closing. The Closing shall be deemed to be effective as of 12:01 a.m., Houston, Texas time, on July 1, 2007 (the “Effective Time”).

(b)	At the Closing, the Seller Parties shall deliver, or cause to be delivered, to the Buyer the following:
(i)	the Seller Parties’ Closing Certificate (as defined herein), duly executed by, or on behalf of, each of the Seller Parties;

(ii)	a duly executed bill of sale in substantially the form attached hereto as Exhibit A, transferring the Subject Interest;

(iii)	a long-form certificate of good standing of recent date of each of Discovery and DGT; and

(iv)	such other certificates, instruments of conveyance and documents as may be reasonably requested by the Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
(c)	At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller Parties the following:
(i)	the Consideration, as provided in Section 2.2;

(ii)	the Buyer’s Closing Certificate (as defined herein), duly executed by, or on behalf of, the Buyer;

(iii)	such other certificates, instruments of conveyance and documents as may be reasonably requested by the Seller Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
The Seller Parties hereby represent and warrant to the Buyer as follows:
3.1	Organization.
(a)	Each of the Seller Parties is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	Each of Discovery and DGT is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of

Discovery and DGT is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Discovery Material Adverse Effect.
3.2	Authority and Approval.
(a)	Each of the Seller Parties has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Seller Parties have been duly authorized and approved by all requisite limited liability company action on the part of each of the Seller Parties. This Agreement has been duly executed and delivered by each of the Seller Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Seller Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Seller Parties has full limited liability company power and authority to execute and deliver each Seller Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each such Seller Ancillary Document, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Seller Parties have been duly authorized and approved by all requisite limited liability company action on the part of each Seller Party. When executed and delivered by each of the parties party thereto, each Seller Ancillary Document will constitute a valid and legally binding obligation of each Seller Party party thereto enforceable against each such Seller Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3	No Conflict; Consents.

Except as set forth on Disclosure Schedule 3.3:

(a)	the execution, delivery and performance of this Agreement by each of the Seller Parties does not, and the execution, delivery and performance of each of the Seller Ancillary Documents by each Seller Party party thereto will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents, bylaws or equivalent governing instruments of either Seller Party, Williams, Discovery or DGT, (ii) violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to either Seller Party, Williams, Discovery or DGT or Discovery’s or DGT’s assets or business (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, (a) any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which either Seller Party, Discovery or DGT is a party or by which it or any of its assets are bound or (b) any material indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Williams is a party; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of Discovery’s or DGT’s assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Discovery Material Adverse Effect;

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by either Seller Party, Williams, Discovery or DGT in connection with the execution, delivery, and performance of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Discovery Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing) and are reasonably expected to be obtained in the ordinary course of business following the Closing or (iii) pursuant to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and

(c)	Williams Energy is not a “Defaulting Member” of Discovery, as such term is defined in Section 8.1 of the Existing LLC Agreement.

3.4	Capitalization; Title.
(a)	Williams Energy owns beneficially and of record the Subject Interest free and clear of all Liens (other than restrictions upon transfer contained in the Existing LLC Agreement). The Subject Interest is not subject to any agreements or understandings with respect to the voting or transfer of the Subject Interest (except as contemplated by this Agreement, as may be contained in the Existing LLC Agreement and restrictions under applicable federal and state securities laws). The Subject Interest has been duly authorized and is validly issued, fully paid (to the extent required under the Existing LLC Agreement) and non-assessable (except as provided under the Delaware LLC Act or the Existing LLC Agreement).

(b)	Discovery owns beneficially and of record all of the membership interests of DGT free and clear of all Liens (other than restrictions upon transfer contained in the DGT LLC Agreement). Such membership interests are not subject to any agreements or understandings with respect to the voting or transfer of such membership interests (except as may be contained in the DGT LLC Agreement and restrictions under applicable federal and state securities laws). Such membership interests have been duly authorized and are validly issued, fully paid (to the extent required under the DGT LLC Agreement) and non-assessable (except as provided under the Delaware LLC Act or the DGT LLC Agreement).

(c)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights (each, a “Right”) issued or granted by, or binding upon, Discovery, DGT or Williams Energy to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in either Discovery or DGT, except as contemplated by this Agreement and as may be contained in the Existing LLC Agreement and the DGT LLC Agreement; provided, no representation or warranty is made with respect to any such Rights issued or granted by or to, or binding upon, DCP or any Affiliate thereof, to which Discovery or DGT is not a party.
3.5	Financial Statements; Internal Controls; Undisclosed Liabilities.
(a)	Disclosure Schedule 3.5 sets forth a true and complete copy of the audited consolidated balance sheets as of December 31, 2005 and 2006, and consolidated statements of income (loss), consolidated statements of members’ capital and consolidated statements of cash flow for the fiscal years ended December 31, 2004, 2005 and 2006 for Discovery, including the notes thereto (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Discovery, as of such dates, and the results of operations of Discovery, for such periods. There are no off-balance sheet arrangements of Discovery that have or are reasonably likely to have a Discovery Material Adverse Effect.

(b)	There are no liabilities or obligations of Discovery (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements, and (ii) current liabilities incurred in the ordinary course of business since December 31, 2006.
3.6	Title to Assets.

Except as set forth on Disclosure Schedule 3.6, Discovery and DGT have good and indefeasible title to the fee owned and leased real property and the improvements thereon that comprise a portion of its assets and satisfactory title to the pipeline rights-of-way and easements that comprise a portion of its assets, in each case, free and clear of any Liens, except for Permitted Liens.

3.7	Litigation; Laws and Regulations.

Except as set forth on Disclosure Schedule 3.7:
(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Seller Parties’ Knowledge, threatened against or affecting Discovery, DGT or their assets or businesses or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against or affecting Discovery, DGT or their assets or businesses, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Discovery Material Adverse Effect.

(b)	Neither Discovery nor DGT is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Discovery Material Adverse Effect.
3.8	No Adverse Changes.

Except as set forth on Disclosure Schedule 3.8 or as described in the Financial Statements, since December 31, 2006:
(a)	there has not been a Discovery Material Adverse Effect;

(b)	Discovery’s and DGT’s assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c)	there has not been any material damage, destruction or loss to any material portion of Discovery’s or DGT’s assets, whether or not covered by insurance;

(d)	there has been no delay in, or postponement of, the payment of any liabilities by Discovery or DGT in excess of $5,000,000;

(e)	none of the items described in clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv) and (xv) of Section 5.1(b) has occurred; and

(f)	there is no contract, commitment or agreement to do any of the foregoing.
3.9	Taxes.

Except as would not reasonably be expected to have a Discovery Material Adverse Effect, (a) each of Discovery and DGT has filed or Williams Energy and its Affiliates have caused to be filed all Tax Returns required to be filed by Discovery or DGT or with respect to their respective assets on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Discovery or DGT or with respect to their respective assets which are or have become due have been timely paid in full; (c) there are no Liens on the Subject Interest or on any of Discovery’s or DGT’s assets that arose in connection with any failure (or alleged failure) to pay any Tax on any such assets or with respect to the Subject Interest, other than Liens for Taxes not yet due and payable; and (d) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Discovery or DGT or their respective assets.

3.10	Environmental Matters.

Except as set forth in Disclosure Schedule 3.10 or as would not reasonably be expected, individually or in the aggregate, to have a Discovery Material Adverse Effect: (i) Discovery, DGT and their respective assets, operations and businesses are in compliance with applicable Environmental Laws; (ii) no circumstances exist with respect to Discovery, DGT and their respective assets, operations or businesses that give rise to an obligation by Williams, Williams Energy, Discovery or DGT to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (iii) neither Discovery nor DGT nor their respective assets, operations and businesses are subject to any pending or, to the Seller Parties’ Knowledge, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (iv) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Discovery or DGT or, with respect to their respective assets, operations and businesses, by Williams Energy under any Environmental Law in connection with Discovery, DGT and their respective businesses or assets have been duly obtained or filed and are valid and currently in effect; (v) there has been no release of any Hazardous Material into the environment by Discovery or DGT or their respective assets, operations and businesses except in compliance with applicable Environmental Law; and (vi) there has been no exposure of any person or property to any Hazardous Material in connection with the operation of Discovery’s or DGT’s assets.

3.11	Condition of Assets.

Discovery’s and DGT’s respective assets have been maintained and repaired in the same manner as would a prudent operator of such assets, are adequate for the purposes for which they are currently used.

3.12	Licenses; Permits.

Except as set forth in Disclosure Schedule 3.12, (a) as of the date of this Agreement, Discovery and DGT have all licenses, permits and authorizations (collectively, “Permits”) issued or granted by Governmental Authorities that are necessary for the conduct of their respective businesses as they are now being conducted, (b) all such Permits are validly held by Discovery or DGT and are in full force and effect, (c) Discovery and DGT, as applicable, have complied with all terms and conditions of such Permits and (d) such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Discovery Material Adverse Effect (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing). No proceeding is pending or, to the Seller Parties’ Knowledge, threatened with respect to any alleged failure by Discovery or DGT to have any material Permit necessary for the operation of any of Discovery’s or DGT’s assets or the conduct of their respective businesses or to be in compliance therewith.

3.13	Contracts.
(a)	Disclosure Schedule 3.13 contains a true and complete listing of the following contracts and other agreements to which Discovery and/or DGT is a party (each such contract or agreement being referred to herein as a “Material Contract”):
(i)	each natural gas transportation, gathering, treating, processing or other agreement or contract and each natural gas purchase contract that individually involves annual revenues or payments in excess of $5,000,000;

(ii)	any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000,000 per annum;

(iii)	any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $5,000,000;

(iv)	any agreement concerning a partnership or joint venture;

(v)	any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)	any agreement that provides a limit on the ability of Discovery and/or DGT to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vii)	any agreement with either Seller Party or any of their Affiliates that individually involves annual revenues or payments in excess of $1,000,000;

(viii)	any collective bargaining agreement;

(ix)	any agreement under which the consequences of a default or termination would reasonably be expected to have a Discovery Material Adverse Effect; or

(x)	any other agreement (or group of related agreements with the same Person) not enumerated in this Section 3.13, the performance of which involves consideration in excess of $5,000,000.
(b)	The Seller Parties have made available to the Buyer a correct and complete copy of each written agreement listed in Disclosure Schedule 3.13.

(c)	With respect to Discovery and DGT, as applicable, (A) each Material Contract is legal, valid, binding, enforceable, and in full force and effect; (B) each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) neither Discovery nor DGT, as applicable, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under any Material Contract; and (D) to the Seller Parties’ Knowledge, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under the Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Material Contract.
3.14	Employees and Employee Benefits.
(a)	Neither Discovery nor DGT employs any employees. None of the employees of Williams Energy or its Affiliates who provide exclusive or shared services to Discovery or DGT or with respect to their respective assets (collectively, the “Associated Employees”) are covered by a collective bargaining agreement. Except as would not result in any liability to Discovery or DGT, there are no facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class in excess of $250,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees.

(b)	Neither Discovery nor DGT sponsors, maintains or contributes to, nor do either of them have any legal or equitable obligation to establish, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”). All Plans in which Associated Employees participate are sponsored or maintained by an Affiliate of Williams Energy.

(c)	Except as would not result in any liability to Discovery or DGT, (i) each Plan in which Associated Employees participate and which is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form and operation, and (ii) each Plan in which Associated Employees participate is and has been maintained in material compliance with its terms and the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.

(d)	With respect to any Plan that Williams Energy (or any entity treated as a single employer with Williams Energy for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Seller Aggregated Group”)) has maintained within the last six years or has had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a reportable event for which a waiver does not apply, (ii) neither Williams Energy nor any member of the Seller Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation which have been timely paid other than any liabilities for which neither Discovery nor DGT has any responsibility or obligation and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of Discovery’s or DGT’s assets or that would reasonably be expected to result in a Discovery Material Adverse Effect. Other than any liabilities for which neither Discovery nor DGT has any responsibility or obligation, neither Williams Energy nor any member of the Seller Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA in respect of which Williams Energy or any member of the Seller Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) that would reasonably be expected to result in a Discovery Material Adverse Effect.

(e)	Except as would not result in any liability to Discovery or DGT, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of Williams Energy or any of its Affiliates.
3.15	Transactions with Affiliates.

Except as set forth on Disclosure Schedule 3.15 or as will be terminated at Closing, neither Discovery nor DGT is party to any agreement, contract or arrangement between Discovery and/or DGT, on the one hand, and either or both Seller Parties or any of their Affiliates, on the other hand, other than those entered into in the ordinary course of business relating to (i) the provision of natural gas gathering, processing, treating, transportation or marketing services or natural gas liquid fractionation services or (ii) the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or sale of liquid products, in each case, on commercially reasonable terms.

3.16	Insurance.

Each of Discovery and DGT owns or is a beneficiary under, and its assets are covered by, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas processing and gathering industry. All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by Discovery, DGT or Williams Energy other than in the ordinary course of business.

3.17	Investment Company.
(a)	Neither Discovery nor DGT is subject to regulation under the Investment Company Act of 1940; and

(b)	None of the Seller Parties, Discovery or DGT has received any communication from any Governmental Authority asserting that Discovery or DGT or their assets are subject to the Federal Power Act.
3.18	Brokerage Arrangements.

None of the Seller Parties, Williams, Discovery nor DGT has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Buyer, Discovery or DGT to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

3.19	Liabilities Associated with Natural Gas Contracts.

There has been no misallocation, calculation error, measurement problem or similar event relating to the performance by Discovery or DGT or its predecessors under any natural gas gathering, processing or treating contract that would give rise to a correcting adjustment under any such contract that would reasonably be expected to result in a liability to Discovery or DGT in excess of $2,500,000.

3.20	Waivers and Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE SELLER ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE SELLER PARTIES IN THIS AGREEMENT, THE SELLER PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) DISCOVERY OR DGT AND THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR RESPECTIVE ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF SUCH ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS IN OR ON SUCH ASSETS, (B) THE INCOME OR CASH FLOW TO BE DERIVED BY DISCOVERY OR DGT OR THEIR RESPECTIVE ASSETS, OPERATIONS OR BUSINESSES, (C) THE SUITABILITY OF DISCOVERY’S OR DGT’S ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED USING SUCH ASSETS, (D) THE COMPLIANCE OF OR BY DISCOVERY OR DGT OR THEIR RESPECTIVE OPERATIONS WITH ANY LAWS, INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS OR BUSINESSES OF DISCOVERY AND DGT. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE SELLER ANCILLARY DOCUMENTS, NEITHER THE SELLER PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SELLER PARTIES, DISCOVERY OR DGT OR THEIR RESPECTIVE ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.20 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SELLER PARTIES, DISCOVERY, DGT AND THEIR RESPECTIVE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller Parties as follows:
4.1	Organization and Existence.

The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2	Authority and Approval.
(a)	The Buyer has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Buyer have been duly authorized and approved, by all requisite limited liability company action of the Buyer. This Agreement has been duly executed and delivered by or on behalf of the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	The Buyer has full limited liability company power and authority to execute and deliver each Buyer Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Buyer Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by the Buyer have been duly authorized and approved, by all requisite limited liability company action. When executed and delivered by the Buyer, each Buyer Ancillary Document will constitute a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3	No Conflict; Consents.
(a)	This Agreement and the execution, delivery and performance hereof by the Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents or equivalent governing instruments of the Buyer; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Buyer; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Buyer is a party or by which it is bound or to which any of its property is subject, except in the case of clauses (ii) or (iii), for those items which individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery, and performance of this Agreement and the Buyer Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect or (iii) pursuant to the applicable requirements of the HSR Act.
4.4	Brokerage Arrangements.

The Buyer has not entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Seller Parties or any of their Affiliates, Discovery or DGT to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.5	Litigation.

There is no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Buyer’s Knowledge, threatened that (a) questions or involves the validity or enforceability of any of the Buyer’s obligations under this Agreement or any of the Buyer Ancillary Documents or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Buyer of the transactions contemplated by this Agreement or any of the Buyer Ancillary Documents or (ii) damages in connection with any such consummation.

ARTICLE 5
ADDITIONAL AGREEMENTS,
COVENANTS, RIGHTS AND OBLIGATIONS
5.1	Operation of Discovery and DGT.
(a)	Except as provided in this Agreement or the Seller Ancillary Documents or as consented to by the Buyer, during the period from the date of this Agreement through the Closing Date, Williams Energy shall use commercially reasonable efforts to cause Discovery and DGT to:
(i)	conduct their respective businesses and operations in the usual and ordinary course thereof; and

(ii)	use commercially reasonable efforts to preserve, maintain and protect their respective assets, businesses and operations;
provided, however, none of the Seller Parties, Discovery nor DGT, to the extent commercially unreasonable, shall be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1.

(b)	Except as provided in this Agreement or the Seller Ancillary Documents, as consented to by the Buyer or as set forth in Disclosure Schedule 5.1(b) hereto, during the period from the date of this Agreement through the Closing Date, Williams Energy shall use commercially reasonable efforts to cause each of Discovery and DGT not to:
(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any Material Contract, or terminate any Material Contract or amend a Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration in excess of $20,000,000;

(vii)	sell, lease or otherwise dispose of any asset for consideration in excess of $20,000,000;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any of its assets;

(ix)	file any material lawsuit;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit, other than immaterial rights and claims in the ordinary course of business;

(xi)	undertake any capital project in excess of $20,000,000, other than reasonable capital expenditures in connection with any emergency or force majeure events;

(xii)	(A) merge or consolidate with any Person; or (B) make any loan to any Person (other than extensions of credit to customers in the ordinary course of business);

(xiii)	enter into any transactions with the Seller Parties or their respective Affiliates, except as contemplated by this Agreement or, in the ordinary course of business, for the provision of natural gas gathering, processing, treating or marketing services or for the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or the sale of liquid products, in each case, on commercially reasonable terms;

(xiv)	issue or sell any equity interests, notes, bonds or other securities or incur, assume or guarantee any indebtedness for borrowed money, or any option, warrant or right to acquire same;

(xv)	make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests, except (A) pursuant to Section 4.3 of the Existing LLC Agreement and Section 4.1 of the DGT LLC, (B) pursuant to and in accordance with Section 5.4 of this Agreement or (C) for distributions made by Discovery or DGT that are attributable to claims made by Discovery or DGT under their insurance policies prior to the Effective Time;

(xvi)	fail to maintain, or fail to cause to be maintained, in full force and effect insurance policies covering Discovery and DGT and their respective assets and business in a form and amount consistent with customary industry practice and their current practice;

(xvii)	acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xviii)	take any action that would reasonably be expected to result in any representation and warranty of the Seller Parties set forth in this Agreement becoming untrue in any material respect; or

(xix)	agree, whether in writing or otherwise, to do any of the foregoing.
5.2	Access to Books and Records.

The Seller Parties shall afford the Buyer and its authorized representatives reasonable access during normal business hours to the financial, title, tax, corporate and legal materials and operating data and information relating to Discovery, DGT and their respective assets, operations and businesses and shall furnish to the Buyer such other information as it may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Seller Parties or any of their Affiliates or Discovery or DGT is bound or any applicable law or regulation.

5.3	Cooperation; Further Assurances.
(a)	The Seller Parties shall cooperate with the Buyer to assist in identifying any licenses, authorizations or permits as may be necessary to own the Subject Interest from and after the Closing Date and, where necessary and permissible, transfer any existing licenses, authorizations and permits held by the Seller Parties or their Affiliates to the Buyer and, where not permissible, assist the Buyer in obtaining new licenses, authorizations or permits. Williams Energy shall pay its Ownership Percentage of the costs of any such transfers or of the Buyer obtaining such new licenses, authorizations or permits.

(b)	The Seller Parties and the Buyer shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Ancillary Documents, including any approvals and consents required by the HSR Act, and (ii) to ensure that all of the conditions to the respective obligations of such parties contained in Sections 5.1 and 5.2, respectively, are satisfied timely. Each of the Parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Documents such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under applicable laws and regulations to make effective the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, that nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or any Ancillary Document.

5.4	Certain Distributions by Discovery After the Effective Time.
(a)	To the extent cash distributions are made to the Buyer by Discovery after the Effective Time that are attributable to claims made by Discovery or DGT under their insurance policies prior to the Effective Time, promptly after the receipt thereof, the Buyer shall distribute to Williams Energy the portion of such cash distribution attributable to the Subject Interest; and

(b)	With respect to the distribution of Available Cash (as defined in the Existing LLC Agreement) by Discovery for the Quarter (as defined in the Existing LLC Agreement) ended June 30, 2007, the Buyer shall cause Discovery to distribute to Williams Energy the portion of such cash distribution attributable to the Subject Interest.
5.5	Reimbursement for Certain Expenditures Related to the Tahiti Expansion Project.

The Seller Parties shall reimburse the Buyer the amount of any expenditures relating to the Tahiti Expansion Project incurred by Discovery and payable prior to, but not paid as of, the Effective Time attributable to the Subject Interest; provided, the Seller Parties shall not be required to make any such reimbursement payment if, and to the extent, such expenditure is covered by the Tahiti Escrow Account.
ARTICLE 6
CONDITIONS TO CLOSING
6.1	Conditions to the Obligation of the Buyer.

The obligations of the Buyer to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Buyer:
(a)	The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Discovery Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Discovery Material Adverse Effect. The Seller Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Seller Parties shall have delivered to the Buyer a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of each of the Seller Parties, confirming the foregoing matters set forth in this Section 6.1(a) (the “Seller Parties’ Closing Certificate”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the

HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Disclosure Schedule 3.3.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith.

(e)	The Conflicts Committee shall have received the opinion, in form and substance satisfactory to the Conflicts Committee, of Duff & Phelps, LLC, the financial advisor to the Conflicts Committee, that the transactions contemplated by this Agreement are fair to the Partnership and its public unitholders from a financial point of view.

(f)	Since the date of this Agreement, there shall not have occurred a Discovery Material Adverse Effect.

(g)	The Seller Parties shall have delivered to Buyer all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b).
6.2	Conditions to the Obligation of the Seller Parties.

The obligation of the Seller Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Seller Parties:
(a)	The representations and warranties of the Buyer set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Buyer Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, except (i) to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect and (ii) for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time. The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. The Buyer shall have delivered to the Seller Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of the Buyer confirming the foregoing matters set forth in this Section 6.2(a) (the “Buyer Closing Certificate”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith.

(e)	Since the date of this Agreement, there shall not have occurred a Buyer Material Adverse Effect.

(f)	The Buyer shall have delivered to the Seller Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).
ARTICLE 7
TAX MATTERS
7.1	Liability for Taxes.
(a)	The Seller Parties shall be liable for, and shall indemnify and hold the Buyer and its respective subsidiaries harmless from, Williams Energy’s Ownership Percentage of any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by Discovery or DGT or their assets by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to Discovery or DGT having been a member of any consolidated, combined or unitary group for the period prior to and including the Effective Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to Discovery or DGT or their assets with respect to the period prior to and including the Effective Date or (iii) attributable to a breach by the Seller Parties of any representation, warranty or covenant with respect to Taxes in this Agreement.

(b)	The Buyer shall be liable for, and shall indemnify and hold the Seller Parties and their Affiliates (other than the Buyer and its subsidiaries) harmless from, any Tax Losses (i) imposed on or incurred by Discovery or DGT or their assets with respect to the period after the Effective Date or (ii) attributable to a breach by the Buyer of any covenant with respect to Taxes in this Agreement.

(c)	Whenever it is necessary for purposes of this Article 7 to determine the amount of any Taxes imposed on or incurred by Discovery or DGT for a taxable period beginning before and ending after the Effective Date which is allocable to the period prior to and including the Effective Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre- Effective Date period constitutes a separate taxable period applicable to Discovery or DGT and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Effective Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Effective Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to Discovery or DGT shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(d)	If the Buyer or its Affiliates receives a refund of any Taxes that the Seller Parties are responsible for hereunder, or if the Seller Parties or any of their Affiliates receive a refund of any Taxes that the Buyer is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The Parties shall cooperate in order to take all necessary steps to claim any such refund.

(e)	The Parties agree that any indemnification or payment obligation of the Seller Parties with respect to Taxes of Discovery or DGT shall be limited to Williams Energy’s Ownership Percentage of such indemnification or payment obligation.

7.2	Tax Returns.
(a)	With respect to any Tax Return covering a taxable period ending on or before the Effective Date that is required to be filed after the Effective Date with respect to Discovery or DGT, the Seller Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit (“Tax Items”) required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of Williams Energy’s Ownership Percentage of Taxes due with respect to the period covered by such Tax Return.

(b)	With respect to any Tax Return covering a taxable period beginning on or before the Effective Date and ending after the Effective Date that is required to be filed after the Effective Date with respect to Discovery or DGT or their assets, the Seller Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to the Buyer, shall file timely such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of Williams Energy’s Ownership Percentage of Taxes due with respect to the period covered by such Tax Return allocable to the period prior to and including the Effective Date.

(c)	Any Tax Return not yet filed for any taxable period that begins before the Effective Date with respect to the assets or operations of Discovery or DGT or their assets shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.
7.3	Tax Treatment of Indemnity Payments.

All indemnification payments made under this Agreement, including any payment made under this Article 7, shall be treated as increases or decreases to the Consideration for Tax purposes.

7.4	Transfer Taxes.

The Seller Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such

Transfer Taxes. If required by applicable law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.5	Survival.

Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

7.6	Conflict.

In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.
ARTICLE 8
TERMINATION
8.1	Events of Termination.

This Agreement may be terminated at any time prior to the Closing Date:
(a)	by mutual written consent of the Parties;

(b)	by either the Buyer, on the one hand, or the Seller Parties, on the other hand, in writing after August 20, 2007, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement;

(c)	by either the Buyer, on the one hand, or the Seller Parties, on the other hand, in writing without prejudice to other rights and remedies which the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party (i) has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) has materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable;

(d)	by either the Buyer, on the one hand, or the Seller Parties, on the other hand, in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the Parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the Parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) day after entry by any such Governmental Authority;

(e)	by the Seller Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by the Seller Parties; or

(f)	by the Buyer if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Buyer.
8.2	Effect of Termination.

If a party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and Article 10. Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(c) or if any party is otherwise in breach of this Agreement, (a) such breaching party or parties shall remain liable for its or their obligations under Article 7 and/or Article 9 and (b) such termination shall not relieve such breaching party of any liability for a willful breach of any covenant or agreement under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.
ARTICLE 9
INDEMNIFICATION UPON CLOSING
9.1	Indemnification of the Buyer.

Subject to the limitations set forth in this Agreement, the Seller Parties, from and after the Closing Date, shall indemnify, defend and hold the Buyer, its subsidiaries and their respective securityholders, directors, officers, and employees (and the officers, directors and employees of the General Partner but otherwise excluding the Seller Parties and their Affiliates, Discovery and DGT) (the “Buyer Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Buyer Indemnified Party and/or Discovery or DGT as a result of or arising out of (i) any breach of a representation or warranty of the Seller Parties in this Agreement or any Seller Ancillary Document, (ii) any breach of any agreement or covenant on the part of the Seller Parties made under this Agreement or any Seller Ancillary Document or in connection with the transaction contemplated hereby or thereby and (iii) any breach or violation of any Environmental Laws by Discovery or DGT or relating to their respective assets, operations or businesses that occurs prior to Closing.

9.2	Indemnification of the Seller Parties.

Subject to the limitations set forth in this Agreement, the Buyer shall indemnify, defend and hold the Seller Parties, their Affiliates (other than any of the Buyer Indemnified Parties, Discovery and DGT) and their respective securityholders, directors, officers, and employees (the “Seller Indemnified Parties) harmless from and against any and all

Damages suffered or incurred by the Seller Indemnified Parties as a result of or arising out of (i) any breach of a representation or warranty of the Buyer in this Agreement or any Buyer Ancillary Document, (ii) any breach of any agreement or covenant on the part of the Buyer made under this Agreement or any Buyer Ancillary Document or in connection with the transaction contemplated hereby or thereby or (iii) any breach or violation of any Environmental Laws by Discovery or DGT or relating to its assets, operations or businesses that occurs after Closing.

9.3	Tax Indemnification.

With the exception of a breach of the representations and warranties of the Seller Parties contained in Section 3.9, nothing in this Article 9 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article 7.

9.4	Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles 3 and 4 and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the first anniversary of the Closing Date, except (a) the representations and warranties of the Seller Parties set forth in Section 3.9 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Seller Parties set forth in Section 3.6, Section 3.10 and Section 3.14 shall terminate and expire on the third anniversary of the Closing Date, (c) the representations and warranties of the Seller Parties set forth in Sections 3.1, 3.2 and 3.4 shall survive forever and (d) the representations and warranties of the Buyer set forth in Sections 4.1 and 4.2 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 9 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.4, no claim presented in writing for indemnification pursuant to this Article 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

9.5	Demands.

Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

9.6	Right to Contest and Defend.

The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

9.7	Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

9.8	Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

9.9	Payment of Damages.

The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the other party related to the Damages.

9.10	Limitations on Indemnification.
(a)	To the extent that the Buyer Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.1, the Seller Parties shall be liable only for those Damages which exceed, in the aggregate, $2.5 million (the “Deductible Amount”), and then only to the extent of any such excess. In no event shall the Seller Parties’ aggregate liability to the Buyer Indemnified Parties under Section 9.1 exceed $40.0 million (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to breaches of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.18 and Section 3.19 and (ii) the Ceiling Amount shall not apply to breaches of representations and warranties contained in Section 3.4; provided, the

Seller Parties’ aggregate liability for a breach of such Section 3.4 shall not exceed the amount of the Consideration.

(b)	To the extent the Seller Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.2, the Buyer shall be liable only for those Damages which exceed, in the aggregate, the Deductible Amount, and then only to the extent of any such excess. In no event shall the Buyer’s aggregate liability to the Seller Indemnified Parties under Section 9.2 exceed the Ceiling Amount. Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches of representations and warranties contained in Section 4.1, Section 4.2 and Section 4.4.

(c)	Additionally, neither the Buyer, on the one hand, nor the Seller Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Indemnity Claims.

(d)	The Parties agree that any indemnification or payment obligation of the Seller Parties under Section 9.1(i) (to the extent relating to a breach of a representation or warranty in Section 3.1(b), in Sections 3.4(b) and (c), in Sections 3.5 through 3.19 or in Section 9.1(iii)) relating to Damages suffered or incurred by the Buyer Indemnified Parties, Discovery’s and DGT’s respective assets, businesses or operations shall be limited to Williams Energy’s Ownership Percentage of such indemnification or payment obligation.
9.11	Sole Remedy.

Should the Closing occur, no party shall have liability under this Agreement, any of the Ancillary Documents or the transactions contemplated hereby or thereby except as is provided in Article 7 or this Article 9 (other than claims or causes of action arising from fraud).

9.12	No Indemnification by or of Discovery or DGT.

Notwithstanding anything else in this Agreement, no Party hereto shall be required or otherwise obligated to indemnify Discovery or DGT nor shall any such Party be entitled to be indemnified by Discovery or DGT pursuant to the indemnification provisions contained in this Article 9.
ARTICLE 10
MISCELLANEOUS
10.1	Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

10.2	Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:
If to the Seller Parties, addressed to:
Williams Energy, L.L.C. and
Williams Energy Services, LLC
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with a copy to:
The Williams Companies, Inc.
Legal Department
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: General Counsel
Telecopy: (918) 573-5942
If to the Buyer, addressed to:
Williams Partners Operating LLC.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with a copy to:
Williams Partners L.P.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: General Counsel and Conflicts Committee Chair
Telecopy: (918) 573-5942
Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.3	Governing Law.

This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.

10.4	Public Statements.

The Parties shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.

10.5	Entire Agreement; Amendments and Waivers.
(a)	This Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Ancillary Documents.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

(c)	Notwithstanding anything to the contrary in this Agreement, the Omnibus Agreement remains in full force and effect in accordance with its terms and nothing contained in this Agreement shall be deemed a modification, amendment or waiver of the Omnibus Agreement.
10.6	Conflicting Provisions.

This Agreement and the other Ancillary Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Ancillary Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Ancillary Documents, this Agreement shall control.

10.7	Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Except as set forth in Section 10.8, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.8	Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Buyer and the Seller Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.9	Interpretation.

It is expressly agreed by the Parties that neither this Agreement nor any of the Ancillary Documents shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Ancillary Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Ancillary Documents. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10	Headings and Disclosure Schedules.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

10.11	Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12	Action by Buyer.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Buyer prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Buyer.
*       *       *       *       *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Seller Parties

WILLIAMS ENERGY, L.L.C.

By: Name:	/s/ Alan S. Armstrong Alan S. Armstrong
Title:	Senior Vice President & General Manager

WILLIAMS ENERGY SERVICES, LLC

By: Name:	/s/ Alan S. Armstrong Alan S. Armstrong
Title:	Senior Vice President

Buyer WILLIAMS PARTNERS OPERATING LLC

By:	Williams Partners L.P., its managing member

By:	Williams Partners GP LLC, its general partner

By: Name:	/s/ James J. Bender James J. Bender
Title:	General Counsel

Exhibit A
BILL OF SALE
     Williams Energy, L.L.C., a Delaware limited liability company (the “Seller”), for good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to the Purchase and Sale Agreement, dated as of June 20, 2007, (the “Purchase Agreement”) among the Seller, Williams Energy Services, LLC and Williams Partners Operating LLC (“Buyer”), by these presents sells, conveys, assigns, transfers and delivers, or will cause to be sold, conveyed, assigned, transferred and delivered, to Buyer all of the Seller’s right, title and interest in and to Seller’s 20.0% limited liability company membership interest (the “Subject Interest”) in Discovery Producer Services LLC, a Delaware limited liability company, subject to and in accordance with the terms of the Purchase Agreement. All capitalized terms not otherwise defined herein shall have the definitions given to such terms in the Purchase Agreement.
     TO HAVE AND TO HOLD such Subject Interest, as a going concern, unto Buyer and its successors and assigns to and for its or their use forever.
     The conveyance of the Subject Interest pursuant to this Bill of Sale is made free and clear of all Liens (other than restrictions upon transfer contained in the Existing LLC Agreement).
     The Seller and the Buyer agree to execute and deliver such further agreements, instruments, documents of conveyance and certificates, and take such further actions as may be reasonably required to further evidence, confirm and effect the conveyance of the Subject Interest pursuant to this Bill of Sale.
     The Seller hereby constitutes and appoints Buyer, its successors and assigns, the Seller’s true and lawful attorney and attorneys, with full power of substitution, in the Seller’s name and stead, by, on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive the Subject Interest transferred hereunder and to give receipts and release for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in the Seller’s name, or otherwise, for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of the Subject Interest transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, assigned, transferred, and delivered, or intended so to be, and to do all acts and the things in relation to the Subject Interest transferred hereunder which Buyer, its successors or assigns, shall deem desirable, the Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Seller in any manner or for any reason whatsoever. Except as set forth in the Purchase Agreement, this conveyance is made, and is accepted by Buyer, without warranty of title, express, implied or statutory, and without recourse.
     This Bill of Sale shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.
[signature page follows]

A-1

     IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be signed and delivered to the Buyer as of the Closing Date to be effective as of 12:01 a.m., Houston, Texas time, on July 1, 2007.

Williams Energy, L.L.C.

By: Name:
Title:

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